                           AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger ("MERGER AGREEMENT"), is made and entered into as of December 31, 1998, between AtWeb, Inc., a California corporation ("ATWEB" or the "SURVIVING CORPORATION"), and Fifi Acquisition Corporation, a California corporation ("SUB," and collectively with AtWeb sometimes referred to herein as the "CONSTITUENT CORPORATIONS").

       INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and material covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:


                                      ARTICLE I

                                      THE MERGER

       1.1     MERGER OF SUB WITH AND INTO ATWEB.

               (a) AGREEMENT TO ACQUIRE ATWEB. Subject to the terms of this Merger Agreement and an Agreement and Plan of Reorganization dated as of November 10, 1998, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization dated as of December 4, 1998 (collectively, the "REORGANIZATION AGREEMENT"), among AtWeb, Sub and Netscape Communications Corporation, a Delaware corporation ("NETSCAPE"), AtWeb shall be acquired by Netscape through a merger (the "MERGER") of Sub with and into AtWeb. As used herein, the term "NETSCAPE COMMON STOCK" shall mean the Common Stock, par value $0.0001 per share, of Netscape, and the term "CLOSING" shall mean the closing of the Merger pursuant to the Reorganization Agreement.

               (b) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "EFFECTIVE TIME") as this Merger Agreement and officers' certificates of each Constituent Corporation are filed with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law.

               (c) SURVIVING CORPORATION. At the Effective Time of the Merger, Sub shall be merged with and into AtWeb and the separate corporate existence of Sub shall cease. AtWeb shall be the surviving corporation in the Merger, and all of the property, rights, privileges, powers, and franchises of AtWeb and Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of AtWeb and Sub shall become the debts, liabilities and duties of the Surviving Corporation and shall continue unaffected and unimpaired by the Merger.

       1.2     EFFECT OF THE MERGER; ADDITIONAL ACTIONS.

               (a)    EFFECTS.  The Merger shall have the effects set forth in
Section 1107 of the California General Corporation Law.

               (b) ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further action is necessary or desirable to carry out the purposes of the Reorganization Agreement and to vest the Surviving Corporation with full right, title and possession to the assets, property, rights, privileges, powers and franchises of AtWeb and Sub, the officers and directors of AtWeb and the former officers and directors of Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                      ARTICLE II

                             THE CONSTITUENT CORPORATIONS

       2.1     ORGANIZATION OF ATWEB.

               (a) INCORPORATION. AtWeb was incorporated under the laws of the State of California on July 5, 1996.

               (b) AUTHORIZED STOCK. AtWeb is authorized to issue an aggregate of Twenty Million (20,000,000) shares of Common Stock ("ATWEB COMMON STOCK"), Three Million Five Hundred Fifty Two Thousand Nine Hundred Twenty Three (3,552,923) shares of Preferred Stock, Five Hundred Thousand (500,000) of which have been designated Series A Preferred Stock ("ATWEB SERIES A PREFERRED STOCK") and Three Million Fifty-Two Thousand Nine Hundred Twenty Three (3,052,923) of which have been designated Series B Preferred Stock ("ATWEB SERIES B PREFERRED STOCK").

               (c) OUTSTANDING STOCK. As of December 4, 1998, 8,127,708 shares of AtWeb Common Stock were outstanding, 500,000 shares of AtWeb Series A Preferred Stock were outstanding and 3,052,923 shares of AtWeb Series B Preferred Stock were outstanding. All shares of AtWeb Series A Preferred Stock and AtWeb Series B Preferred Stock shall be voluntarily converted into Common Stock immediately prior to the filing of the Merger Agreement. At the close of business on December 4, 1998, (i) 3,373,846 shares of AtWeb Common Stock were reserved for issuance under AtWeb's 1997 Stock Plan (the "OPTION PLAN"), of which 27,708 shares had been exercised, 2,945,792 shares (the "ATWEB OPTIONS") were subject to outstanding options, and 400,346 shares remained available for future grant, and (ii) 22,000 shares of Common Stock were reserved for issuance upon exercise of outstanding AtWeb warrants issued outside the Option Plan. As a result of the foregoing and after the exercise of the outstanding AtWeb warrants, as of immediately prior to the filing of this Merger Agreement, there will be 11,702,631 shares of AtWeb Common Stock outstanding and no shares of AtWeb Series A Preferred Stock or AtWeb Series B Preferred Stock outstanding.

       2.2     ORGANIZATION OF SUB.

               (a) INCORPORATION. Sub was incorporated under the laws of the State of California on October 19, 1998.

               (b) AUTHORIZED STOCK. Sub is authorized to issue an aggregate of 1,000 shares of Common Stock, no par value ("SUBSIDIARY STOCK").

               (c) OUTSTANDING STOCK. On the date hereof, an aggregate of 1,000 shares of Subsidiary Stock are issued and outstanding.


                                     ARTICLE III

                ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

       3.1 AMENDMENT OF ATWEB'S ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in EXHIBIT A hereto.


                                      ARTICLE IV

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

       4.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of AtWeb Common Stock, AtWeb Series A Preferred Stock or AtWeb Series B Preferred
Stock:

               (a) CAPITAL STOCK OF SUB. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Common Stock of the Surviving Corporation.

               (b)    CANCELLATION OF NETSCAPE-OWNED AND ATWEB-OWNED STOCK.
Each share of AtWeb Common Stock, AtWeb Series A Preferred Stock or AtWeb Series B Preferred Stock that is owned directly or indirectly by Sub, Netscape or AtWeb or by any wholly-owned subsidiary of Netscape or AtWeb shall be canceled and extinguished without any conversion thereof.

               (c) CONVERSION OF ATWEB COMMON STOCK. Each issued and outstanding share of AtWeb Common Stock (including all shares of AtWeb Common Stock issued upon conversion of all AtWeb Series A Preferred Stock, AtWeb Series B Preferred Stock and AtWeb warrants immediately prior to the Closing) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 4.1(b) hereof and shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the California General Corporation Law ("DISSENTING SHARES") shall be canceled, extinguished and be converted automatically into the right to receive
0.229637211 shares of Netscape Common Stock upon the surrender of the certificate representing each such share of AtWeb Common Stock.

               (d) STOCK OPTIONS. At the Effective Time, all options and warrants to purchase AtWeb Common Stock (each a "ATWEB OPTION") then outstanding shall be assumed by Netscape in accordance with provisions described below:

                      (i) At the Effective Time, each outstanding AtWeb Option, whether vested or unvested, shall be, in connection with the Merger, assumed by Netscape. Each AtWeb Option so assumed by Netscape shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or option agreement or warrant agreement governing such AtWeb Option immediately prior to the Effective Time, except that (A) such AtWeb Option shall be exercisable (when vested) for that number of whole shares of Netscape Common Stock equal to the product of the number of shares of AtWeb Common Stock that were issuable upon exercise of such AtWeb Option immediately prior to the Effective Time multiplied by 0.229637211, rounded down to the nearest whole number of shares of Netscape Common Stock, and (B) the per share exercise price for the shares of Netscape Common Stock issuable upon exercise of such assumed AtWeb Option shall be equal to the quotient determined by dividing the exercise price per share of AtWeb Common Stock at which such AtWeb Option was exercisable immediately prior to the Effective Time by 0.229637211, rounded up to the nearest whole cent.

                      (ii) Promptly following the Effective Time, Netscape will issue to each holder of an outstanding AtWeb Option a document evidencing the foregoing assumption of such AtWeb Option by Netscape.

               (e) DISSENTERS' RIGHTS. If holders of AtWeb Common Stock are entitled to dissenters' rights in connection with the Merger under Chapter 13 of the California General Corporation Law, any Dissenting Shares shall not be converted into Netscape Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California General Corporation Law.

               (f) FRACTIONAL SHARES. No fraction of a share of Netscape Common Stock shall be issued, but in lieu thereof, each holder of shares of AtWeb Common Stock who would otherwise be entitled to a fraction of a share of Netscape Common Stock (after aggregating all fractional shares of Netscape Common Stock to be received by such holder) shall be paid by Netscape an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) 22.890625.

               (g) ESCROW. A portion of the shares of Netscape Common Stock otherwise issuable by Netscape in connection with the Merger shall be placed in escrow by Netscape (the

"ESCROW AMOUNT"), the release of which shall be contingent upon certain events and conditions specified in the Reorganization Agreement and the related Escrow Agreement.

       4.2     EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. Prior to the Closing Date, Netscape shall designate a bank or trust company with assets of not less than $500 million to act as exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) NETSCAPE TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Netscape shall make available to the Exchange Agent for exchange in accordance with Section 4.1 herein, the aggregate number of shares of Netscape Common Stock issuable in exchange for outstanding shares of AtWeb Common Stock; provided that, on behalf of the holders of AtWeb Common Stock, Netscape shall deposit into an escrow account a number of shares of Netscape Common Stock equal to the Escrow Amount out of the aggregate number of shares of Netscape Common Stock otherwise issuable. The portion of the Escrow Amount contributed on behalf of each holder of AtWeb Common Stock shall be in proportion to the aggregate number of shares of Netscape Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of AtWeb Common Stock.

               (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AtWeb Common Stock (the "CERTIFICATES") and which shares were converted into the right to receive shares of Netscape Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Netscape may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Netscape Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Netscape, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Netscape Common Stock (less the number of shares of Netscape Common Stock, if any, to be deposited in escrow on such holder's behalf), plus cash in lieu of fractional shares, to which such holder is entitled, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, Netscape shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Netscape Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Netscape for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense incurred by Netscape, its officers, directors or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of AtWeb or any contained in Article II of the Reorganization Agreement (as modified by the AtWeb Schedules), or any failure by AtWeb to perform or comply with any covenant contained therein. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of AtWeb Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Netscape Common Stock into which such shares of AtWeb Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

               (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Netscape Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Netscape Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Netscape Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Netscape Common Stock.

               (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Netscape Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Netscape or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Netscape Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Netscape or any agent designated by it that such tax has been paid or is not payable.

               (f) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Netscape Common Stock issued upon the surrender for exchange of shares of AtWeb Common Stock in accordance with the terms of this Section 4.2 (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of AtWeb Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of AtWeb Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided herein.

               (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of AtWeb Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Netscape Common Stock and cash for fractional shares, if any; provided, however, that Netscape may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Netscape or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                      ARTICLE V

                                     TERMINATION

       5.1 TERMINATION BY MUTUAL AGREEMENT. Notwithstanding the approval of this Merger Agreement by the shareholders of AtWeb, this Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of the Constituent Corporations.

       5.2 TERMINATION OF REORGANIZATION AGREEMENT. Notwithstanding the approval of this Merger Agreement by the shareholders of AtWeb, this Merger Agreement shall terminate forthwith if the Reorganization Agreement is terminated as provided therein.

       5.3 EFFECTS OF TERMINATION. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and there shall be no liability on the part of either AtWeb or Sub or their respective officers or directors, except as otherwise provided in the Reorganization Agreement.

                                      ARTICLE VI

                                  GENERAL PROVISIONS

       6.1 AMENDMENT. This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of AtWeb, but after such approval, no amendment shall be made that by law requires the further approval of shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       6.2 COUNTERPARTS. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

       6.3 GOVERNING LAW. This Merger Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

       IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                   ATWEB, INC.


                                   By:  /s/ Gautam Godhwani
                                      ---------------------------------------
                                        Gautam Godhwani
                                        Chief Executive Officer


                                   By:  /s/ Paul B. Shinn
                                      ---------------------------------------
                                        Paul B. Shinn
                                        Secretary


                                   FIFI ACQUISITION CORPORATION


                                   By:  /s/ Peter L.S. Currie
                                      ---------------------------------------
                                        Peter L.S. Currie
                                        President and Chief Financial Officer


                                   By:  /s/ Kent Walker
                                      ---------------------------------------
                                        Kent Walker
                                        Secretary






                          [MERGER AGREEMENT SIGNATURE PAGE]

                                     EXHIBIT A

                             ARTICLES OF INCORPORATION

                                         OF

                                    ATWEB, INC.


                                         I

       The name of this corporation is "AtWeb, Inc."

                                          II

       The purpose of this corporation is to engage in any lawful activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                         III

       This corporation is authorized to issue only one class of shares of stock, designated "Common Stock." The total number of shares of Common Stock which this corporation is authorized to issue is One Thousand (1,000).

                                         IV

       1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

       2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to indemnity its agents to the fullest extent permissible under California law. For purposes of this provision the term "agent" has the meaning set forth in
Section 317 of the California Corporations Code.

       3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.